EXHIBIT 2.0


                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT is entered into on October 2, 2006 by and among REGINA R. FLOOD, an individual ("R. Flood"), BRIAN P. FLOOD, an individual ("B Flood"), WHWW FOUR, LLC, a Florida limited liability company ("WFour"), CHESAPEAKE LOGISTICS, LLC, a Maryland limited liability company (the "Company"), and LAST MILE LOGISTICS GROUP, INC., a Florida corporation (the "Parent"). R. Flood and B. Flood are hereinafter collectively referred to as the "Principal Members." The Principal Members and WFour are hereinafter collectively referred to as the "Members" and, individually, as a "Member."

                                    RECITALS:

         A. Each of the Members legally and beneficially owns the number of Units (as such term is hereinafter defined) of the Company set forth beside his, her or its name on Exhibit A attached hereto.

         B. Each of the Members desires to transfer and convey to the Parent, as a contribution to the capital of the Parent, the number of Units set forth beside his, her or its name on Exhibit A attached hereto in exchange for the number of shares of common stock, par value $.0001 per share, of the Parent (collectively, the "Shares") set forth beside his, her or its name on Exhibit A attached hereto, in accordance with the provisions of this Contribution Agreement (the "Agreement");

         NOW THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants and agreements of the parties set forth herein, each of the parties agrees as follows:


                                    ARTICLE I
                             CONTRIBUTION TO CAPITAL

         1.1 CONTRIBUTION. Each of the Members hereby transfers and conveys to the Parent, as a contribution to the capital of the Parent pursuant to the provisions of Section 351 of the Internal Revenue Code and the regulations promulgated thereunder, the number of Units of the Company set forth beside his, her or its name on Exhibit A attached hereto. The transfers and conveyances set forth in the immediately preceding sentence shall be effective for all purposes as of October 1, 2006.

         1.2 ISSUANCE OF SHARES. In exchange for the contribution to the capital of the Parent described in Section 1.1 above, the Parent is issuing to each of the Members the number of Shares set forth beside his, her or its name on Exhibit A attached hereto. Simultaneously with the execution and delivery of this Agreement, the Company is causing stock certificates evidencing the Shares to be issued to each of the Members.

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         1.3 FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement.

         1.4 WHOLLY-OWNED SUBSIDIARY. It is intended by the parties that, upon completion of the transactions contemplated by this Agreement, the Company will become a wholly-owned subsidiary of the Parent.

         1.5 CONSENT AND WAIVER. Each of the Company and the Members consents to the transfers and conveyances by each of the other Members set forth in Section
1.1 above and waives any right of first refusal it, he or she may have in connection with such transfers and conveyances pursuant to that certain Amended and Restated Operating Agreement of the Company.


                                   ARTICLE II
       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARENT

         In order to induce each of the Company and the Members to execute and deliver this Agreement, and to perform their respective obligations hereunder, the Parent represents and warrants to each of the Company and the Members as follows:

         2.1 ORGANIZATION. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Parent's articles of incorporation or bylaws.

         2.2 AUTHORITY AND VALIDITY. The Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by the Parent of this Agreement and the performance by the Parent of its obligations hereunder have been authorized by all necessary corporate action of the Parent; this Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent; and this Agreement is enforceable against the Parent in accordance with its terms.

         2.3 CAPITALIZATION. The authorized capital stock of the Parent consists of Five Million (5,000,000) shares of preferred stock, par value $.0001 per share, of which no shares are issued or outstanding, and One Hundred Million (100,000,000) shares of common stock, par value $.0001 per share, of which, on the date of this Agreement, there are Thirteen Million Nine Hundred Eighty-Six Thousand (13,986,000) shares issued and outstanding. All such outstanding shares are fully paid and non-assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Parent to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of the Parent are subject to any stock restriction or rights agreements.

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         2.4 CONTRACT AND LEASES. The Parent is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from the Parent.

         2.5 COMPLIANCE WITH LAWS. To the best of its knowledge, the Parent is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

         2.6 LITIGATION AND PROCEEDINGS. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Parent after reasonable investigation, threatened by or against the Parent or affecting the Parent or its properties and assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Parent does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

         2.7 CORPORATE DOCUMENTS. Copies of each of the following documents of the Parent, which are true complete and correct in all material respects, have been delivered to the Company:

                  Articles of Incorporation;
                  Bylaws;
                  Minutes of Shareholders' Meetings; and
                  Minutes of Directors' Meetings.

         2.8 VALIDITY OF DOCUMENTS. All minutes, consents or other documents pertaining to the Parent delivered to the Company are valid.

         2.9 TITLE TO SHARES. The Shares to be issued by the Parent pursuant to this Agreement are free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares is subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, the Parent is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of the Parent. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

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                                   ARTICLE III
  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONCERNING THE COMPANY

         In order to induce the Parent to execute and deliver this Agreement, and to perform its obligations hereunder, each of the Company and the Principal Members jointly and severally represents and warrants to the Parent as follows:

         3.1 ORGANIZATION. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland and has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business as it is now being conducted. True, complete and correct copies of the Articles of Organization and the Second Amended and Restated Operating Agreement of the Company as in effect on the date hereof have previously been delivered to the Parent. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's Articles of Organization or Second Amended and Restated Operating Agreement.

         3.2 AUTHORITY AND VALIDITY. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been authorized by all necessary action of the Company; this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company; and this Agreement is enforceable against the Company in accordance with its terms.

         3.3 CAPITALIZATION. The authorized capital of the Company consists of One Hundred Million (100,000,000) units of ownership (collectively, the "Units"), of which Thirty-Six Million (36,000,000) Units are currently issued and outstanding. All of the issued and outstanding Units are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. All such outstanding Units are free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional Units. None of the outstanding Units of the Company are subject to any stock restriction or rights agreements, other than as is set forth in the Second Amended and Restated Operating Agreement.

         3.4 FINANCIAL AND TAX INFORMATION.

                  (a) The Company has filed all federal and state income tax returns required to be filed by it, and has delivered true, correct and complete copies of such income tax returns to the Parent. The Company has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

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                  (b) There has previously been delivered to the Parent a true, complete and correct copy of the Company's audited financial statements as of and for the periods ended December 31, 2005 and December 31, 2004 (the "Audited Financial Statements"), including the balance sheets and related statement of operations, changes in members' equity and changes in financial position for the periods then ended, and the related notes and schedules thereto. The Audited Financial Statements were all prepared in accordance with the books and records of the Company, are all true, correct and complete in all material respects and all fairly present the financial condition and results of operations of the Company at the dates and for the periods covered thereby, all in accordance with generally accepted accounting principles consistently applied with prior periods.

                  (c) There has previously been delivered to the Parent a true, correct and complete copy of the Company's unaudited financial statements as of and for the periods ended June 30, 2006 and June 30, 2005 (the "Unaudited Financial Statements"), including the balance sheets and related statement of operations, changes in members' equity and changes in financial position for the periods then ended, and the related notes and schedules thereto. The Unaudited Financial Statements were all prepared in accordance with the books and records of the Company, are all true, correct and complete in all material respects and all fairly present the financial condition and results of operations of the Company at the dates and for the periods covered thereby, all in accordance with generally accepted accounting principles consistently applied with prior periods, subject to normal year end adjustments.

                  (d) The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

                  (e) All of the Company's assets are reflected on the balance sheet included in the Unaudited Financial Statements and, except as set forth therein, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

         3.5 INFORMATION. The information concerning the Company set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statement made, in light of the circumstances under which it was made, not misleading. In addition, the Company has fully disclosed in writing to the Parent all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than Five Thousand Dollars ($5,000) liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section 3.5, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the date hereof, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with the Members.

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         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this
Agreement or otherwise disclosed in writing to the Parent, since June 30, 2006:

                  (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of the Company or (ii) any damage, destruction, or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company;

                  (b) the Company has not (i) amended its Articles of Organization or Second Amended and Restated Operating Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (ii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds One Thousand Dollars ($1,000); or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

                  (c) the Company has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than One Thousand Dollars ($1,000)), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than One Thousand Dollars ($1,000)); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (v) issued, delivered, or agreed to issue or deliver any Units, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), other than a convertible promissory note to Charles H. DeVries.

                  (d) to the best knowledge of the Company, the Company has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of the Company.

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         3.7 TITLE AND RELATED MATTERS.

                  (a) The Company has good and marketable title to all of its properties and assets, real and personal, which are reflected in the most recent the Company balance sheet or acquired after that date (except properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except
(i) statutory liens or claims not yet delinquent and (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

                  (b) The Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products and services it is currently providing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Company's business.

                  (c) No third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, patent, pending patent, trademarks, service marks, trade names, or copyrights owned or utilized by the Company.

         3.8 LITIGATION AND PROCEEDINGS. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties and assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

         3.9 MATERIAL AGREEMENTS.

                  (a) Except as previously disclosed in writing to the Parent, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six months after the date of this Agreement or (ii) involves aggregate obligations of at least Ten Thousand Dollars ($10,000));

                  (b) All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

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                  (c) The Company is not a party to or bound by, and the
properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the Company; and

                  (d) Except as previously disclosed in writing to the Parent or reflected in the most recent the Company balance sheet, the Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which the Company is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of Ten Thousand Dollars ($10,000) in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Company.

         3.10 MATERIAL CONTRACT DEFAULTS. The Company is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the Company.

         3.11 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Company is a party or to which any of its properties or operations are subject.

         3.12 GOVERNMENTAL AUTHORIZATIONS. The Company has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

         3.13 COMPLIANCE WITH LAWS AND REGULATIONS. The Company has complied with all applicable laws, statutes, rules and regulations of all federal, state and other governmental entities and agencies, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Company.

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         3.14 NO PENSION OR OTHER PLANS. The Company does not have in effect, and has never had in effect, any pension, profit-sharing, 401(k), retirement, incentive, bonus, compensation, stock option, stock purchase or other similar plan or arrangement in effect, regardless of whether any such plan was or is subject to the Employee Retirement Income Security Act of 1974.

                                   ARTICLE IV
      REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE MEMBERS

         In order to induce the Parent to execute and deliver this Agreement, and to perform its obligations hereunder, each of the Members severally represents and warrants to the Parent, and covenants and agrees with the Parent, as follows:

         4.1 EXEMPTION FROM REGISTRATION. The Member acknowledges that the offer, issuance and sale to him of the Shares is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), in reliance on one or more exemptions for private offerings.

         4.2 ACCREDITED INVESTOR. The Member has reviewed the definition of an "accredited investor," as that term is defined in Regulation D promulgated under the Act, set forth in Exhibit B attached hereto and confirms that he is, in fact, an "accredited investor." The Member has completed, executed and delivered to the Parent a Confidential Purchaser Questionnaire.

         4.3 INFORMATION. The Member has had access to all information about the Company that he desired. The Member has received all information about the Parent that he desired. The Member has had the opportunity to ask questions of, and to receive answers from, officers and employees of the Parent and the Company concerning the Parent and its business, affairs and operations, the Company and its business, operations and affairs, and the transactions contemplated by this Agreement, and to obtain any additional information desired by him. The Member acknowledges that the officers and employees of the Parent and the Company have answered all inquiries made on his behalf to his satisfaction.

         4.4 EVALUATION OF INFORMATION. The Member, by virtue of his education, training and experience, has such knowledge and experience in financial and business matters that he is capable of understanding the information provided to him by the Parent and the Company and of evaluating the merits and risks of his investment in the Shares to be issued to him pursuant to this Agreement.

         4.5 INVESTMENT. The Shares are being acquired solely for the account of the Member, for investment, and not with a view to, or for resale in connection with, any "distribution" within the meaning of the Act. By such representation, the Member means that no other person has a beneficial interest in the Shares, and that no other person has furnished or will furnish, directly or indirectly, any part of or guarantee the payment of any part of the consideration paid to the Parent in connection therewith. The Member does not intend to distribute all or any part of the Shares and understands that the Shares are being offered

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pursuant to a specific exemption or exemptions under the provisions of the Act, which exemption(s) depends, among other things, upon the investment intent of the Member. The Member realizes that, in the view of the Securities and Exchange Commission, a purchase now with an intent to resell by reason of any foreseeable specific contingency or an anticipated change in market value or in the condition of the Parent or of its property, or in connection with a contemplated liquidation or settlement of any loan obtained by the Member for the acquisition of such security would represent a purchase with an intent inconsistent with the foregoing representation and warranty by the Member, and that such a sale or disposition might be regarded as a deferred sale as to which the exemption is not available.

         4.6 NO REGISTRATION. The Member understands and acknowledges that the Parent has not registered, and has no obligation or present intention to register, under the Act or any applicable securities laws of any jurisdiction the Shares. The Member further acknowledges that no representations to the contrary have been made by any person on behalf of the Parent in connection with his acquisition of the Shares.

         4.7 RESTRICTED SECURITIES. The Member acknowledges and agrees that the Shares may not be sold, assigned, transferred, conveyed, pledged or otherwise disposed of unless they are registered under the Act or an exemption from such registration is available. The Member acknowledges and agrees that the Shares constitute "restricted securities," as such term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Act, and, unless sooner registered for sale under the Act, may not be sold for a period of one year from and after the date of this Agreement. Further, the Member understands and acknowledges that significant restrictions on his ability to sell or transfer the Shares are set forth in Article V of this Agreement. Stop transfer instructions will be placed by the Parent against the Shares and the Parent shall not permit the transfer or other disposition of the Shares, unless and until such transfer or other disposition complies with all applicable laws, rules and regulations.

         4.8 RESTRICTIVE LEGEND. The Member acknowledges that any and all certificates representing the Shares will bear a restrictive legend in substantially the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (A) THEY ARE COVERED BY A REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THERETO, EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) SUCH SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THAT ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.

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         4.9 AUTHORITY. The Member represents and warrants to the Parent that
(i) he has full power and authority to execute and deliver this Agreement, (ii) this Agreement has been duly and validly executed and delivered by the Member and constitutes the legal, valid and binding obligation of the Member and (iii) this Agreement is enforceable against the Member in accordance with its terms.


                                    ARTICLE V
                        CERTAIN COVENANTS AND AGREEMENTS

         5.1 AUDITED FINANCIAL STATEMENTS. The Parent shall engage a firm of independent certified public accountants to perform an audit of the financial statements of the Parent and the Company as of and for the periods ending December 31, 2005 and December 31, 2004, and, if necessary, as of and for a period ending subsequent to December 31, 2005.

         5.2 REGISTRATION STATEMENT ON FORM 10-SB. The Parent shall prepare and, as soon as reasonably practicable, file with the United States Securities and Exchange Commission a Registration Statement on Form 10-SB. It is the intention of the Parent to take all necessary actions, as expeditiously as possible, to cause its shares of common stock to trade on The National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (the "OTCBB").

         5.3 MANUAL. The Parent shall prepare and, as soon as reasonably practicable, file an application for inclusion in the Mergent Industrial and International Manuals & News Reports.

         5.4 RESTRICTIONS ON CERTAIN TRANSACTIONS. During the period commencing on the date of this Agreement and terminating on the date which is two years from and after the date that the Parent's shares of common stock commence to trade on the OTCBB, the Parent shall not engage in any reverse stock split, recapitalization, reorganization or other transaction which has the effect of reducing the number of shares of common stock of the Parent without the payment of fair and reasonable consideration to all of the shareholders affected thereby or the granting of appraisal rights to the shareholders of the Parent in connection therewith.

         5.5 TRANSFER AND CANCELLATION. Simultaneously with the execution and delivery of this Agreement, Ten Million (10,000,000) Shares are being purchased and redeemed by the Parent. Upon the completion of all of the transactions contemplated by this Agreement, the number of issued and outstanding shares of common stock of the Parent shall be Forty-Eight Million Nine Hundred Eighty-Six Thousand (48,986,000).

         5.6 CERTAIN AGREEMENTS AND INSTRUMENTS. Simultaneously with the execution and delivery of this Agreement, the Parent is:

                  (a) entering into an Employment Agreement with Regina R.
Flood;

                  (b) entering into a Stock Option Agreement with Regina R.
Flood;

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                  (c) entering into an Employment Agreement with Brian P. Flood;

                  (d) entering into a Stock Option Agreement with Brian P.
Flood;

                  (e) entering into a Modification Agreement with the Company and Charles H. DeVries;

                  (f) pursuant to the Modification Agreement, executing together with the Company a promissory note to the order of Charles H. DeVries;

                  (g) pursuant to the Modification Agreement, issuing Warrants to Charles H. DeVries; and

                  (h) for certain consulting services rendered to the Company, issuing Warrants to James A. Rose, II.

         5.7      CERTAIN COVENANTS AND AGREEMENTS OF THE PRINCIPAL MEMBERS.

                  (a) Each of the Principal Members shall take all appropriate actions (i) to cause the Parent and the Company to comply with each and every one of its covenants, agreements and obligations set forth in this Agreement and
(ii) to cause the Parent and the Company to refrain from breaching or violating any or all of its covenants, agreements and obligations set forth in this Agreement.

                  (b) During the period commencing on the date of this Agreement and terminating on the date which is one year from and after the date that the Parent's shares of common stock commence to trade on the OTCBB, neither of the Principal Shareholders shall offer, agree to offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of any Shares legally or beneficially owned by him or her.


                                   ARTICLE VI
                    SURVIVAL AND INDEMNITIES; OTHER REMEDIES

         6.1 SURVIVAL. All of the representations, warranties, covenants, agreements and indemnities of the parties set forth in this Agreement shall survive the consummation of the transactions contemplated by this Agreement indefinitely, notwithstanding any audit or investigation made by or on behalf of any such party.

         6.2 INDEMNIFICATION OF THE PARENT.

                  (a) Each of the Company and the Principal Members shall jointly and severally indemnify and hold harmless the Parent and each and every one of its current shareholders, directors, officers, attorneys and agents, from, against and in respect of the full amount of any and all liabilities, damages, claims, taxes, deficiencies, assessments, losses, penalties, interest, costs and expenses (including without limitation fees and disbursements of trial and appellate counsel)(collectively, the "Indemnified Expenses") arising from, in connection with, or incident to any breach or violation of any or all of the representations, warranties, covenants and agreements made by it, him or them in Articles I, III, V, VI, VII or VIII of this Agreement.

                  (b) Each of the Members shall severally indemnify and hold harmless the Parent and each and every one of its current shareholders, directors, officers, attorneys and agents, from, against and in respect of the full amount of any and all Indemnified Expenses arising from, in connection with, or incident to any breach or violation of any or all of the representations, warranties, covenants and agreements made by him in Article IV of this Agreement.

         6.3 INDEMNIFICATION OF THE COMPANY AND MEMBERS. The Parent shall indemnify and hold harmless the Company and the Members from, against and in respect of the full amount of any and all Indemnified Expenses arising from, in connection with, or incident to any breach or violation of any or all of the representations, warranties, covenants and agreements made by the Parent in this Agreement.

         6.4 ADDITIONAL REMEDIES.

                  (a) Each of the Parent, the Company and the Members acknowledges and agrees that any or all of the covenants and agreements made by any of them in this Agreement may be enforced by any present or future shareholder of the Parent, each of whom shall be deemed to be a third party beneficiary of this Agreement.

                  (b) It is recognized and acknowledged by each of the parties that a breach or violation by any party of any or all or the provisions contained in this Agreement will cause irreparable harm and damage to the Parent and to the shareholders of the Parent in a monetary amount which would be virtually impossible to ascertain. As a result, each of the parties recognizes and acknowledges that the Parent and/or each and every present or future shareholder of the Parent shall be entitled to the remedies of injunction and/or specific performance from any court of competent jurisdiction enjoining and restraining any breach or violation by any party of any or all of the provisions contained herein and/or requiring the specific performance of any or all of the provisions contained herein, and that such rights to injunction and specific performance shall be cumulative and in addition to whatever other rights and remedies any party may possess hereunder, at law and in equity.

                                   ARTICLE VII
                       SIMULTANEOUS DELIVERY OF DOCUMENTS

         7.1 BY THE PARENT:

                  (a) Board of Directors Minutes authorizing the issuance of a certificate or certificates for the shares of the Parent to be issued pursuant to this Agreement.

                  (b) The resignations of the current officers and directors of the Parent.

                  (c) A Board of Directors resolution appointing each of the Principal Members as a director of the Parent.

                  (d) All of the business and corporate records of the Parent, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

         7.2 BY THE COMPANY:

                  (a) Delivery to the Parent, or to its Transfer Agent, of evidence of transfer of all of the Units.


                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         8.1 EXPENSES.

                  (a) All of the legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the party to this Agreement incurring such costs and expenses, and no party shall be obligated for any cost or expense incurred by any other party to this Agreement.

                  (b) The Parent shall pay all costs and expenses incurred by it subsequent to the date of this Agreement, and the Parent shall pay all costs and expenses:

                           (i) relating to the preparation and filing of the
registration statement or statements contemplated by
Section 5.2 above, including without limitation all filing fees and all legal, accounting and financial printer costs and expenses incurred in connection therewith;

                           (ii) of compliance with applicable state blue sky or
securities laws, including without limitation all filing fees and legal costs and expenses;

                           (iii) of applying for inclusion in the Mergent
Industrial and International Manuals & News Reports; and

                           (iv) incurred for services provided by the Parent's
transfer agent;

in each case regardless of whether such costs and expenses were incurred prior to, on or subsequent to the date of this Agreement.

         8.2 FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement.

         8.3 GOVERNING LAW. This Agreement shall be governed by, and shall be construed and interpreted in accordance, with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

         8.4 ENTIRE AGREEMENT. This Agreement, together with the exhibit attached hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, among the parties with respect to such subject matter. This Agreement may not be amended or modified in any manner, except by a written instrument executed by all of the parties hereto.

         8.5 BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of, and shall be binding upon, the parties hereto and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

         8.6 JURISDICTION AND VENUE. Any claim or dispute arising out of, connected with, or in any way related to this Agreement shall be instituted by the complaining party and adjudicated in a court of competent jurisdiction located in Orange County, Florida, and the parties to this Agreement consent to the personal jurisdiction of and venue in such courts. In no event shall any party to this Agreement contest the personal jurisdiction of such courts over or the venue of such courts. In recognition of the fact that the issues which would arise under this Agreement are of such a complex nature that they could not be properly tried before a jury, each of the parties waives trial by jury.

         8.7 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

         8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

         8.9 EFFECTIVE DATE. This Agreement shall be effective for all purposes as of October 1, 2006.

         IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement on the date first written above.



/s/ Regina R. Flood                               /s/ Brian P. Flood
------------------------------                    ------------------------------
Regina R. Flood                                   Brian P. Flood



WHWW FOUR, LLC



By /s/ J. P. Carolan, III
   ---------------------------
   J.P. Carolan, III, Manager


CHESAPEAKE LOGISTICS, LLC                        LAST MILE LOGISTICS GROUP, INC.




By /s/ Regina R. Flood                         By /s/ James A. Rose, II
   ---------------------------                    ------------------------------
  Regina R. Flood,                                James A. Rose, II,
  Chief Executive Officer                         President

                                    EXHIBIT A


                                    CHESAPEAKE               LAST MILE LOGISTICS
                                    LOGISTICS, LLC           GROUP, INC.
MEMBER NAME                         NUMBER OF UNITS          NUMBER OF SHARES
-----------                         ---------------          -------------------

Regina R. Flood                       27,809,200                 34,761,500

Brian P. Flood                         7,110,800                  8,888,500

WHWW Four, LLC                         1,080,000                  1,350,000


Totals                                36,000,000                 45,000,000

                                    EXHIBIT B

                       DEFINITION OF "ACCREDITED INVESTOR"

         "Accredited investor" means any person who comes within any of the following categories or who the Parent reasonably believes comes within any of the following categories:

         1. Any bank, savings and loan association or other financial institution whether acting in its individual or fiduciary capacity; any broker or dealer; any insurance company; any investment company or a business development company; any small business investment company licensed by the U.S. Small Business Administration; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

         2. Any private business development company;

         3. Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

         4. Any director, executive officer, or general partner of the Parent;

         5. Any natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000;

         6. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

         7. Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person; or

         8. Any entity in which all of the equity owners are accredited investors.